UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 22, 2009

MEMC Electronic Materials, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O’Fallon) St. Peters, Missouri (Address of principal executive offices)		63376 (Zip Code)

(636) 474-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On September 22, 2009, MEMC Electronic Materials, Inc. (“MEMC” or the “Company”) entered into Amendment Number 4 (the “Amendment”) to Solar Wafer Supply Agreement between Gintech Energy Corporation (“Gintech”) and the Company’s subsidiary, MEMC Singapore Pte. Ltd., dated October 25, 2006 (the “Agreement”), pursuant to which the Company had agreed to sell solar grade silicon wafers to Gintech over a ten-year period.

Similar to amendments effected for the Company’s other long-term solar wafer supply agreements, the Amendment provides that aggregate revenues to the Company over the ten-year life of the Agreement will remain unchanged, but additional price reductions for the remainder of 2009 and an increase in the minimum quantity of wafers required to be purchased by Gintech in 2009 have been effectuated. The Amendment also provides a mechanism to defer potential purchase shortfalls for a particular contract year resulting from the increased volume commitment if certain conditions are met.

In addition, the parties agreed that, if Gintech has complied with certain specified conditions, future contract year pricing may be adjusted up or down on a quarterly basis to a “competitive” price per watt, as determined by MEMC. Any such changes in pricing will result in corresponding volume increases or decreases in order to maintain the original aggregate revenues over the ten-year life of the Agreement. The Amendment also includes corresponding adjustments to the security deposit and letter of credit requirements.

In connection with the Amendment, as additional consideration to the Company, Gintech agreed to sell to the Company Gintech’s share interest in Eversol, representing approximately 8.4% of Eversol’s equity interests, at Gintech’s cost of approximately $5 million, subject to obtaining required regulatory approvals for such transfer. Gintech also provided the Company with Gintech board observer rights.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: September 22, 2009	By:	/s/ Kenneth H. Hannah
Name: Kenneth H. Hannah Title: Senior Vice President and Chief Financial Officer